FIELDPOINT PETROLEUM REPORTS RECORD SECOND QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – August 14, 2012 - FieldPoint Petroleum Corporation (NYSE/AMEX:FPP) announced today its second quarter financial results for the three and six months ended June 30, 2012.

Ray Reaves, President and CEO of FieldPoint stated, “During this past quarter our oil and natural gas revenue increased 12% over the same period last year primarily as a result of higher production offset somewhat by lower oil and natural gas prices. Net income and earnings per share met our goals for this quarter and we believe that we will meet our objectives for the year, with a strong emphasis on increasing oil production.  As previously stated, we are drilling our second oil and gas well in Lea County, New Mexico that will focus on oil production. If successful, and if oil prices remain stable, this could have a very positive impact on future results. We will continue to explore new oil and gas acquisition opportunities in the form of oil and gas production and/or oil and gas drilling acreage.”

Financial Highlights for the Three Months Ended June 30, 2012 Compared to the Three Months Ended June 30, 2011:

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Total revenues increased 12% to $2,157,135 from $1,916,749;

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Net Income increased to $719,454 from $410,929; and

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Earnings per share, both basic and fully diluted, at $0.09.

Mr. Reaves added, “I am very thankful that we have been able to reach the midway point of this fiscal year with an overall gain in revenues.  This is a major accomplishment considering fluctuation pricing and the fact that we have experienced much greater down time in the second quarter than we would have normally expected.  For example, the East Lusk Federal 15 number 1 well we drilled and completed late last year has been shut-in since late June as a result of the DCP midstream gas sales pipeline curtailment.  We are hopeful that the situation will be remedied soon, but extended loss of production from this well could adversely affect future performance.  Vulnerability to commodity price fluctuation led us earlier to enter into an oil and gas hedging program that fortunately has provided us with a level of protection against the drop in oil prices while still allowing us to benefit from price increases.  As in the past, we will continue to focus on expanding our production base, which is ultimately how our shareholder value will grow.”

The increase in total revenue for this reporting period is attributed to higher production.  This was offset somewhat by lower oil and natural gas prices, which averaged approximately $89.23 per barrel in the second quarter of 2012 as compared to $98.37 per barrel in the same period last year.  Natural gas prices averaged $4.58 per MCF in this quarter as compared to $5.04 per MCF in the same quarter of 2011.  Sales volumes increased by 28% on a BOE basis, primarily due to production from the new well in New Mexico.

Lease operating expenses increased 31% or $204,421 to $853,560 for the three month period ended June 30, 2012 from the comparable 2011 period.  This was primarily due to increases in costs associated with new field production and in workover expense and remedial repairs in 2012 as compared to 2011.  The increased volumes account for approximately $184,000 of increase in lease operating expenses.  Lifting costs per BOE increased 3% or $0.72 to $29.45 for the period.

We anticipate lease operating expenses to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation increased 59% or $145,500 to $393,500 for the three month period ended June 30, 2012 versus $248,000 in the 2011 comparable period.  This was primarily due to the addition of the new East Lusk well and higher production during the quarter ended June, 30, 2012 as compared to the same period in 2011.

General and administrative overhead cost increased 3% or $6,592 to $219,871 for the three-month period ended June 30, 2012 from the three-month period ended June 30, 2011.  This was primarily attributable to an increase in legal, consulting and administration services during the 2012 period.  At this time, the Company anticipates general and administrative expenses to increase in the coming quarters.

Other income, net for the quarter ended June 30, 2012, were $458,750 compared to other expense, net of $145,402 for quarter ended June 30, 2011.  The net increase was primarily due to a $444,000 unrealized gain and a $77,331 realized gain on commodity derivatives during the 2012 period.  We expect the unrealized gain to decrease in the coming quarters.

Financial Highlights for the Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011:

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Total revenues increased 49% to $5,429,705 from $3,644,360;

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Net Income increased to $1,513,958 from $788,196; and

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Earnings per share, basic $0.19 and fully diluted at $0.18.

Total revenues increased 49% or $1,765, 619 to $5,341,577 for the six month period ended June 30, 2012 from $3,575,958 for the comparable 2011 period.  This was due primarily to the overall increase in production offset by a decline in oil and natural gas commodity pricing.  Sales volumes increased 56% on a BOE basis primarily due to production from the new well in New Mexico completed in December, 2011. Average oil sales prices decreased 4% to $92.87 for the six month period ended June 30, 2012 compared to $96.58 for the six month period ended June 30, 2011.  Average natural gas sales prices decreased 10% to $4.76 for the six month period ended June 30, 2012 compared to $5.28 for the six month period ended June 30, 2011.

Lease operating expenses increased 46% or $566,335 to $1,786,162 for the six month period ended June 30, 2012 from the comparable 2011 period.  This was primarily due to the costs associated with new field production in 2012 as compared to 2011 and to the increase in additional repairs and workover expenses on properties in 2012.  Additionally, we had a one-time charge to settle a severance tax claim for the period from 2006 through 2011 of approximately $251,000.  Lifting cost per BOE decreased 6%, from $28.23 to $26.48 for the period.  We anticipate lease operating expense to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation expense increased 98% to $970,000, compared to $491,000 for the comparable 2011 period.  This was primarily due to the addition of the new East Lusk well and increased sales volumes during the current period.

General and administrative overhead cost increased 31% or $142,795 to $607,719 for the six month period ended June 30, 2012 from the six month period ended June 30, 2011.  This was attributable primarily to an increase in administrative services such as contract labor and administrative services.  In the coming quarters we anticipate general and administrative expenses to increase.

Other income, net for the six months ended June 30, 2012, amounted to $364,134 compared to other expenses, net of $204,413 for the comparable 2011 period.  The net increase was primarily due to a $413,000 unrealized gain and a $77,331 realized gain on commodity derivatives during the 2012 period.  We expect the unrealized gain to decrease in the coming quarters.

Liquidity and Capital Resources

Cash flow used by operating activities was $619,802 for the six-month period ended June 30, 2012, as compared to $1,754,054 of cash flow provided by operating activities in the comparable 2011 period.  The decrease in cash from operating activities was primarily due to changes in prepaid expenses related to prepaid drilling costs and changes to accounts payable.

Cash flow used in investing activities was $972,924 for the six-month period ended June 30, 2012 and $169,042 used in the comparable period due to the additions to oil and natural gas properties in each period.

Cash flow provided by financing activities was $21,294, net after expenses of approximately $22,473, from the sale of 12,160 shares of stock during the six months ended June 30, 2012. Cash flow used in financing activities was used to repurchase 80,000 shares of common stock for a total of $323,373 during the six-month period ended June 30, 2011.

We may continue to raise financing through draws from our line of credit.  Effective May 11, 2012, the borrowing base under our line of credit was increased from $9,250,000 to $11,000,000.  We anticipate our operating cash flow and other capital resources, including our Citibank revolving credit facility, if needed, will adequately fund planned capital expenditures and other capital uses over the near term.  Based on industry outlook for the remainder of 2012, prices for oil and natural gas could be higher than the prior year.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com